  EXHIBIT 99.1

ENG Announces 2021 Year-End Results

Management to host conference call today at 9:00am EST to discuss financial results and outlook for 2022

HOUSTON, March 10, 2022 -- ENG (NASDAQ:ENG), a leading provider of innovative, complete project delivery solutions for the energy industry, today announced that, for the year ended December 25, 2021, the company had a net loss of $5,685,000, or $(.18) per share, on revenue of $36,410,000, compared with a net loss of $625,000, or $(.02) per share, on revenue of $64,449,000 for the year ended December 26, 2020.

The company’s year-over-year decrease in revenue was primarily the result of the non-renewal of several large commercial segment projects due to the effects of COVID-19 in the energy industry. ENG’s 2021 $5.1 million increase in net loss compared to 2020 was primarily the result of the decrease in annual revenue due to COVID-19, a 15 percent reduction in gross margin, and a $4.0 million increase in SG&A expenses, which includes $1.9 million in increased business development costs and a bad debt reserve of $1.4 million. These negative impacts were partially offset by employee retention credits in the first and third quarters of 2021 totaling $3.1 million as well as a $5.0 million forgiveness of the company's April 2020 PPP loan credited in the third quarter of 2021.

At December 25, 2021, ENG had cash on hand of $19.2 million compared to $13.7 million at December 26, 2020, and long-term debt of about $1.0 million.

“Although it’s clear that our 2021 financial performance was adversely affected by disruptions to our business caused by COVID-19,” said chief executive Mark Hess, “we believe we are strongly positioned to make a turnaround in 2022, as our backlog in last year’s Q4 increased.

“Additionally, unlike most of last year, customers are back in the office, we are engaging them more easily, and more projects are being planned and funded. We have also added on-site construction to our suite of client services, a move that’s already attracted additional business and which is expected to boost our revenue and earnings starting next quarter.”

“Thus far in the first quarter of 2022, he continued, ENG has been awarded a $4.4 million contract extension by the U.S. Defense Logistics Agency, $2.2 million in orders to build parking lot security trailers, and has been selected by a confidential client to design, engineer and fabricate a major renewable fuels plant intended to produce 100 million gallons per year of sustainable aviation fuel and renewable diesel.

“Given the continued internal personnel and proposal progress, the recent awards across several of the business lines, and the improving energy backdrop in both carbon-based and renewable markets, ENG believes it is well positioned to capitalize and to meaningfully increase backlog as the rest of this year and the subsequent years unfold.”

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The following table illustrates the composition of the Company's revenue and profitability for its operations for the fiscal years ended December 25, 2021 and December 26, 2020:

	Year Ended				Year Ended
(amounts in thousands)	December 25, 2021				December 26, 2020
Segment	Total Revenue	% of Total Revenue	Gross Profit (Loss) Margin	Operating Profit (Loss) Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit (Loss) Margin

Commercial	$27,986	76.9%	(5.6)%	(30.7)%	$54,368	84.4%	12.7%	6.6%
Government Services	8,424	23.1%	11.0%	0.4%	10,081	15.6%	15.4%	8.8%
Consolidated	$36,410	100.0%	(1.8)%	(37.0)%	$64,449	100.0%	13.1%	(0.6)%

The following table illustrates the composition of the Company's revenue and profitability for its operations for the three months ended December 25, 2021 and December 26, 2020:

	Three Months Ended				Three Months Ended
(amounts in thousands)	December 25, 2021				December 26, 2020
Segment	Total Revenue	% of Total Revenue	Gross Profit (Loss) Margin	Operating Profit (Loss) Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit (Loss) Margin

Commercial	$4,845	69.6%	(24.6)%	(53.3)%	$9,188	79.4%	12.6%	3.5%
Government Services	2,116	30.4%	13.1%	2.9%	2,390	20.6%	18.2%	10.6%
Consolidated	6,691	100.0%	(13.1)%	(55.1)%	11,578	100.0%	13.8%	(5.3)%

The following is a summary of the Company’s statement of operations for the last four quarters which may be helpful in analyzing our ongoing business:

(amounts in thousands)	2021				Fiscal Year
	Q1	Q2	Q3	Q4	2021
Revenue	$12,449	$11,079	$5,921	$6,961	$36,410
Gross Profit (Loss)	1,004	82	(814)	(915)	(643)
Gross Profit (Loss) Margin	8.1%	0.7%	(13.7)%	(13.1)%	(1.8)%
General & Administrative Expenses	2,561	4,264	3,089	2,919	12,833
Operating Loss	(1,557)	(4,182)	(3,903)	(3,834)	(13,476)
Net Income (Loss)	46	(4,256)	2,401	(3,876)	(5,685)

The following table presents certain balance sheet items as of December 25, 2021 and December 26, 2020:

(amounts in thousands)	As of December 25, 2021	As of December 26, 2020
Cash	$19,202	$13,706
Working capital	26,263	14,039

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ENGLOBAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

	Year Ended December 25,	Year Ended December 26,
	2021	2020

Operating revenues	$36,410	$64,449
Operating costs	37,053	55,998
Gross profit	(643)	8,451
Operating costs and expenses:
Selling, general, and administrative expenses	12,833	8,834
Operating loss	(13,476)	(383)
Other income (expense)
Interest expense, net	(212)	(153)
Other income, net	8,063	14
Loss before income taxes	(5,625)	(522)

Provision for federal and state income taxes	(60)	(103)

Net loss	$(5,685)	$(625)

Basic and diluted loss per common share	$(0.18)	$(0.02)

Basic and diluted weighted average shares used in computing loss per share:	31,888	27,474

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ENGLOBAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share amounts)

	December 25, 2021	December 26, 2020
ASSETS
Current Assets:
Cash	$19,202	$13,706
Trade receivables, net of allowances of $1,673 and $386	7,692	7,789
Prepaid expenses and other current assets	958	891
Payroll tax receivable	3,065	—
Contract assets	4,177	4,090
Total Current Assets	35,094	26,476
Property and equipment, net	1,698	1,263
Goodwill	720	720
Other assets
Right of use asset	4,251	1,628
Deposits and other assets	306	351
Total Other Assets	4,557	1,979
Total Assets	$42,069	$30,438

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$2,001	$2,138
Accrued compensation and benefits	2,183	3,048
Current portion of leases	1,389	1,541
Contract liabilities	2,054	1,258
Current portion of note	—	3,707
Current portion of deferred payroll tax	537	—
Other current liabilities	667	745
Total Current Liabilities	8,831	12,437
Deferred payroll tax	—	1,037
Long-term debt	1,035	2,733
Long-term leases	4,012	608
Total Liabilities	13,878	16,815
Commitments and Contingencies (Note 16)
Stockholders’ Equity:
Common stock - $0.001 par value; 75,000,000 shares authorized; 35,230,675 and 27,560,686 shares issued and outstanding at December 25, 2021 and December 26, 2020, respectively	35	28
Additional paid-in capital	57,403	37,157
Accumulated deficit	(29,247)	(23,562)
Total Stockholders’ Equity	28,191	13,623
Total Liabilities and Stockholders’ Equity	$42,069	$30,438

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ENGLOBAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended December 25, 2021	Year Ended December 26, 2020
Cash Flows from Operating Activities:
Net loss	$(5,685)	$(625)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	561	449
Share-based compensation expense	270	223
Forgiveness of PPP Loan	(4,949)	—
Changes in current assets and liabilities:
Trade accounts receivable	97	3,646
Contract assets	(87)	(228)
Other current assets	(3,087)	(46)
Accounts payable	(137)	(1,123)
Accrued compensation and benefits	(1,365)	1,301
Contract liabilities	796	(4,180)
Income taxes payable	(38)	(57)
Other current liabilities, net	(40)	121
Net cash provided by (used in) operating activities	$(13,664)	$(519)

Cash Flows from Investing Activities:
Proceeds from notes receivable	—	—
Property and equipment acquired	(240)	(428)
Net cash used in investing activities	$(240)	$(428)

Cash Flows from Financing Activities:
Issuance of common stock, net	19,984	—
Payments on finance leases	(129)	(93)
Proceeds from PPP loan	—	4,949
Proceeds (payments) from revolving credit facility	(455)	1,490
Net cash provided by (used in) financing activities	$19,400	$6,346
Net change in cash	5,496	5,399
Cash at beginning of year	13,706	8,307
Cash at end of year	$19,202	$13,706

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$212	$153
Right of use assets obtained in exchange for new operating lease liability	$4,014	$963
Leased assets obtained in exchange for new finance lease liabilities	$665	$219
Cash paid during the period for income taxes (net of refunds)	$151	$86
Non-cash transaction: PPP loan forgiveness	$4,974	$—

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Management will host a conference call today at 9:00am EST to further discuss the company's 2021 financial results and outlook for 2022. To participate in the conference call, please dial in five to ten minutes before the call: (Toll Free) 877-545-0523 domestically, or 973-528-0016 internationally. Entry code: 624599.

The conference call will also be broadcast live over the Internet and can be accessed at: https://www.webcaster4.com/Webcast/Page/2272/44765

The teleconference replay will be available shortly after the completion of the live event through 9:00 am Eastern time on March 17, 2022. You may access the replay by dialing (Toll Free) 877-481-4010 domestically, or 919-882-2331 internationally, and referencing conference ID 44765.

You may also access the replay by visiting the company's web site:

https://www.englobal.com/about-eng/events-and-presentations/

For further information on ENG’s 2021 financial results, please refer to its Annual Report on Form 10-K to be filed with the SEC and included on the company's website at www.englobal.com, or on the SEC's website at www.sec.gov.

About ENG

ENG (NASDAQ:ENG) is a leading provider of complete project solutions for renewable and traditional energy throughout the United States and internationally. ENG operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction and integration of automated control systems as a complete packaged solution for its clients. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.englobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENG's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT:

Market Makers - Investor Relations

Jimmy Caplan

512-329-9505

Email: jimmycaplan@me.com

Market Makers - Media Relations

Rick Eisenberg

212-496-6828

Email:

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